Exhibit 99.1

January 27, 2022	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Completes Acquisition of Ball Metalpack

Combination Further Expands Company’s Sustainable Packaging Portfolio

HARTSVILLE, S.C., U.S. – Sonoco (NYSE: SON), one of the largest sustainable global packaging companies, today announced it has completed the acquisition of Ball Metalpack, a leading manufacturer of sustainable metal packaging for food and household products and the largest aerosol can producer in North America. Ball Metalpack was a joint venture owned by Platinum Equity and Ball Corporation (NYSE: BLL).

“Sonoco and Ball Metalpack are a clear strategic fit. The metal packaging business complements Sonoco’s largest Consumer Packaging franchise – our iconic global Paper Cans and Closures business. In addition, this combination expands Sonoco’s already established sustainable packaging portfolio to include metal packaging, which is one of the world’s top circular economy adapted products,” said Howard Coker, President and CEO of Sonoco. “We are extremely excited to welcome 1,300 experienced metal packaging associates into the Sonoco family. With a comprehensive and innovative product portfolio and facilities enhanced by significant recent investments in new technology and capacity, we believe the addition of this metal packaging business will further strengthen our stable cash flow generation and provide immediate earnings accretion.”

Previously part of Ball Corporation, the Ball Metalpack joint venture, headquartered in Broomfield, Colorado, was formed in 2018 and has more than 100 years of experience producing steel tinplate food and aerosol cans, as well as closures and packaging components from eight operations in Canton and Columbus, Ohio; Milwaukee and Deforest, Wisconsin; Chestnut Hill, Tennessee; Horsham, Pennsylvania; and Oakdale, California. Ball Metalpack generated approximately $850 million in revenue and $114 million of adjusted EBITDA in 2021.

The Ball Metalpack name is being changed to Sonoco and its financial results are expected to be reported in Sonoco’s Consumer Packaging segment. Jim Peterson, a 15-year leader in the metal packaging industry, will remain as President of Sonoco Metal Packaging, reporting to Rodger Fuller, Executive Vice President. The business’ tenured management team also will remain with the business and there are no expected changes in operations or customer relationships as a result of the acquisition.

Sonoco acquired Ball Metalpack for $1.35 billion in cash subject to customary adjustments, including for working capital, cash and indebtedness. The acquisition was funded by proceeds from the Company’s recently completed $1.2 billion green bond issuance, together with borrowings under a new term-loan facility and its commercial paper program. As previously reported, Sonoco expects to realize future tax benefits having an estimated net present value of approximately $180 million from the acquisition mostly as a result of the step up in tax basis of fixed assets and intangibles. In addition, the Company expects to realize at least $20 million in annual synergies from procurement and SG&A savings within three years. Sonoco is committed to its investment grade credit rating and expects to focus its increased cash flow to support deleveraging within two years, while continuing to return cash to shareholders by growing dividends from increased earnings.

J.P. Morgan Securities LLC served as exclusive financial advisor to Sonoco and Freshfields Bruckhaus Deringer LLP served as legal advisor.

1 North Second Street

Hartsville, S.C. 29550 USA

843/383-7851

www.sonoco.com

Sonoco Completes Acquisition of Ball Metalpack - Page 2

Sonoco to Host Fourth-Quarter and Full-Year Earnings Conference Call

Sonoco management will host a conference call and webcast to discuss its 2021 fourth-quarter and full-year financial results and expects to update its 2022 financial guidance at that time. The conference call and webcast will begin at 11 a.m. ET on February 10, 2022. The live conference call may be accessed from the Company’s website or at http://investor.sonco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 8575573. The archived call will be available through February 20, 2022. The webcast also will be archived in the Investor Relations section of Sonoco’s website.

Forward-looking Statements

This news release contains forward-looking statements. Such forward-looking statements are based on current expectations, estimates and projections about Sonoco and Ball Metalpack, the industry and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning Sonoco’s and Ball Metalpack’s future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including the ability of Sonoco to realize the anticipated benefits and synergies from the transaction. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website.

About Sonoco

Founded in 1899, Sonoco (NYSE: SON) is a global provider of consumer, industrial, healthcare and protective packaging. With annualized net sales of approximately $5.6 billion, the Company has approximately 20,500 employees working in more than 300 operations in 34 countries, serving some of the world’s best-known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company was listed as one of Fortune’s World’s Most Admired Companies for 2021 as well as Barron’s 100 Most Sustainable Companies for the third-consecutive year. For more information, visit www.sonoco.com.

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